Exhibit 10.4

                                                          8000 TOWER POINT DRIVE
                                                             CHARLOTTE, NC 28227
                                                                    704-321-7380

METROMEDIA INTERNATIONAL GROUP, INC.



August 9, 2005

Bryce Dean Elledge
Vice President of Finance and Chief Accounting Officer
Metromedia International Group, Inc.
8000 Tower Point Drive
Charlotte, NC 28227

Re:      Bonus Award

Dear Dean:

                  Metromedia International Group, Inc. (the "Company") considers it essential to the best interests of the Company and its stockholders to reinforce and encourage your continued attention and dedication to your duties to the Company as its Vice President of Finance and Chief Accounting Officer.

                  The Company recognizes that the performance of your duties over the past several months, specifically those duties in connection with the preparation of the Company's audited and unaudited financial statements, has required an increased commitment of your time and energy. The Company is aware that you will be required to continue to devote a significant amount of time and energy to the performance of such duties over the coming months.

                  The Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to pay you a bonus award to both reward you for the services you have provided in connection with the preparation of such financial statements and to incentivize you to continue to provide your undivided dedication and attention to your duties to the Company and, specifically, in connection with preparing such financial statements.

                  This letter agreement sets forth the terms and conditions of the payment by the Company to you of the bonus award described herein.

1.       Bonus Award

                  The Company shall pay you a one-time, lump-sum cash bonus equal to $233,000 (the "Bonus") as soon as reasonably practicable following the first date as of which the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the Securities and Exchange Commission (the "SEC") prior to such date have been filed and that is at least 21 calendar days prior to any date that the Company is required to file with the SEC any periodic report on Form 10-K or Form 10-Q (the "Payment Date"). Notwithstanding the foregoing, if at any time prior to the Payment Date your employment is terminated by the Company without "Cause" (as defined in the employment agreement between you and the Company, dated as of October 6, 2003 and as amended July 29, 2005 (the "Employment Agreement")), you shall be entitled to receive the Bonus as soon as reasonably practicable following the date of such termination.


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2.       General

                  Nothing in this letter agreement shall limit your right to participate in or receive compensation, including any bonuses or equity-based compensation awards, under the Employment Agreement, any compensation or other employee benefit plan, program, policy or arrangement of the Company or pursuant to the Transaction Bonus Agreement between you and the Company, dated as of July 29, 2005.

                  The terms of this letter agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

                  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles which could cause the laws of another jurisdiction to apply.

                  The Company may withhold from the Bonus such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  This letter agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. The parties acknowledge that any statements or representations that may have been made heretofore regarding the terms and matters dealt with in this letter agreement are void and have no effect and that neither party has relied thereon.

                  Your rights to the Bonus may not be assigned, transferred, pledged or otherwise alienated, other than by will or the laws of descent and distribution.

                  Nothing in this letter agreement shall be deemed to entitle you to continued employment with the Company.

                  Any dispute in connection with, arising out of or asserting breach of this letter agreement shall be exclusively resolved by binding arbitration. Such dispute shall be submitted to arbitration in New York, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the determination of the arbitrators resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

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

                  Kindly sign this letter agreement in the space indicated below at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms.

                                  Metromedia International Group, Inc.



                                  By:     /S/ Harold F. Pyle, III
                                          -------------------------
                                           Name:   Harold F. Pyle III
                                           Title:  Chief Financial Officer

Accepted and Agreed to:


By:      /S/ Bryce Dean Elledge
         ----------------------
         Bryce Dean Elledge

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